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Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-84096 of Regal Entertainment Group of our report relative to Regal Cinemas, Inc. dated February 15, 2002 and March 8, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Regal Cinemas, Inc.'s voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code and subsequent acquisition) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

                      /s/ Deloitte & Touche LLP

Nashville, Tennessee
April 19, 2002

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  Exhibit 23.4